UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2010

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Background

As previously disclosed, on March 30, 2010, Xerium Technologies, Inc. (the “Company”) and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with a joint prepackaged plan of reorganization (the “Plan”). Among other things, the Plan provides that, on the Effective Date of the Plan, (i) all of the Company’s outstanding common stock, par value $0.01 per share, will be cancelled, (ii) the Company will authorize 20 million shares of new common stock, par value $0.001 per share (the “New Common Stock”), (iii) the Company will enter into an amended and restated credit facility and exit credit facility with its lenders, (iv) the Company’s lenders and swap termination counterparties will receive their ratable shares of (a) $10,000,000 in cash, (b) $410,000,000 in principal amount of term notes, to be issued pursuant to the amended and restated credit facility, and (c) 82.6% of the shares of the New Common Stock issued on the Effective Date, and (v) the Company will reconstitute the Board of Directors (the “Board”) to consist of seven directors, including the Chief Executive Officer, one director nominated by the Company’s current Board, and five directors nominated by certain of the Company’s lenders. On the Effective Date, the Board is expected to be comprised of Stephen R. Light, Ambassador April H. Foley, Jay Gurandiano, John G. McGovern, Edward Paquette, Marc Saiontz and James F. Wilson. There can be no assurance that the Plan will be confirmed by the bankruptcy court or will become effective even if confirmed.

The Plan also provides that on the Effective Date, the Company will enter into nominating agreements (the “Nominating Agreements”) with certain of its lenders. The Nominating Agreements would entitle each lender that is a party to such an agreement to designate for nomination by the Company one member of the Company’s Board, in accordance with the terms and conditions of the Nominating Agreements.

Conditional Election of New Directors

On May 4, 2010, the Board elected each of Ambassador Foley, Mr. McGovern, Mr. Saiontz and Mr. Wilson to serve as directors of the Company, effective only on the Effective Date. The new directors were conditionally elected to the Board in connection with the expected reconstitution of the Board pursuant to the Plan. The new directors were elected to fill the vacancies created by the resignations of Michael Phillips and Nico Hansen from the Board on April 15, 2010 and April 16, 2010, respectively, and the expected vacancies to be created in accordance with the Plan and the expected conditional resignations of David Maffucci and John Raos from the Board, effective on the Effective Date. If the Effective Date does not occur, the new directors will be deemed not to have been elected to the Board.

Mr. Saiontz is a managing director of American Securities LLC (together with its affiliates, “American Securities”), and Mr. Wilson is a general partner of Carl Marks Management Company (together with its affiliates, “Carl Marks”). American Securities and Carl Marks are: (i) among the Company’s lenders under its existing credit facility, (ii) expected to be lenders under the Company’s amended and restated credit facility pursuant to the Plan, (iii) expected to be among the lenders that will nominate directors for the reconstituted Board pursuant to the Plan, and (iv) expected to each be party to a Nominating Agreement. As of May 10, 2010, the total amount outstanding under the Company’s credit facility was approximately $588 million, and American Securities and Carl Marks held approximately 17.1% and 11.5%, respectively, of the outstanding loans and commitments under the facility.

Other than as discussed above, there is no arrangement or understanding between any of the new directors and any other persons pursuant to which any new director was elected as a director, and none of the new directors are, have been, or are currently proposed to be, participants in any related person transactions with the Company that would require disclosure under Regulation S-K item 404(a). No committee assignments have been made. The Company expects that upon joining the Board, each of the new directors would be compensated in accordance with the Company’s policy for compensation of non-management directors.

Conditional Resignation of Directors

On May 5, 2010 and May 6, 2010, respectively, Mr. Raos and Mr. Maffucci submitted their conditional resignations from the Board, each effective only as of the Effective Date. Each resignation is conditional upon the occurrence of the Effective Date, and if the Effective Date does not occur, each resignation shall be deemed withdrawn. Mr. Maffucci has not resigned from any other positions with the Company or its subsidiaries, including, but not limited to, his positions as Executive Vice President and Chief Financial Officer of the Company. The Company values and appreciates their long and thoughtful service as directors.

Forward-Looking Statements

This report contains forward-looking statements involving risks and uncertainties, both known and unknown that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including whether the Plan is confirmed by the bankruptcy court, whether the Plan becomes effective even if it is confirmed by the bankruptcy court, the other risks and uncertainties discussed elsewhere in this Current Report, and those factors discussed in the Company’s report on Form 10-K for the year ended December 31, 2009 and other filings made by the Company with the Securities and Exchange Commission. Any forward-looking statements included in this report are as of the date made and the Company does not intend to update them if its views later change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: May 10, 2010	By:	/S/ DAVID G. MAFFUCCI
	Name:	David G. Maffucci
	Title:	Executive Vice President and Chief Financial Officer